Exhibit 16.1

October 24, 2018

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentleman:

We have been furnished with a copy of the response to Item 4.02 of Form 8-K dated October 18, 2018 by our client, Gulf Resources, Inc. We agree with the statements made in response to this item 4.02.

Very truly yours,

/s/ Morison Cogen LLP

Morison Cogen LLP

Blue Bell, Pennsylvania